Exhibit 10.2

EXECUTION COPY

WAREHOUSE COLLATERAL ADMINISTRATION AGREEMENT

This WAREHOUSE COLLATERAL ADMINISTRATION AGREEMENT (such agreement as amended, modified, waived, supplemented or restated from time to time, the “Agreement”) dated as of March 28, 2016 is made by and among Arch Street CLO, Ltd. (the “Issuer”), NewStar Capital LLC (“NewStar”), as portfolio manager (the “Portfolio Manager”), Credit Suisse AG, Cayman Islands Branch (“CSAG”), in its capacity as Senior Commitment Party (as defined in the Note Purchase Agreement (as defined below)) and U.S. Bank National Association (the “Bank”), as Warehouse Collateral Administrator (the “Warehouse Collateral Administrator”) and Trustee (the “Trustee”).

Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Note Purchase Agreement.

W I T N E S S E T H:

WHEREAS, the Issuer intends to acquire, from time to time, Collateral Debt Obligations selected by the Portfolio Manager and approved by the Senior Commitment Party with financing provided by the Senior Commitment Party and Junior Noteholder pursuant to the Note Purchase Agreement, dated as of March 28, 2016, among the Issuer, the Portfolio Manager, each Junior Noteholder identified in the Note Register, the Bank and CSAG, in its capacities as Senior Commitment Party and the Senior Noteholder, Credit Suisse Securities (USA) LLC, in its capacity as Arranger, and U.S. Bank National Association, in its capacities as Trustee and Warehouse Collateral Administrator (such agreement, as amended, modified, waived, supplemented or restated from time to time, the “Note Purchase Agreement”); and

WHEREAS, the Warehouse Collateral Administrator shall receive, hold in safekeeping and release Collateral Debt Obligations purchased by the Issuer and all interest (including paid and unpaid accrued interest, premiums and fees, without duplication) amounts, principal amounts and other amounts received on account of the Collateral Debt Obligations (collectively, the “Warehouse Assets”) in accordance with the terms of this Agreement and the Note Purchase Agreement, and perform certain administrative functions relating to the Collateral Debt Obligations:

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. The Warehouse Collateral Administrator hereby agrees to accept (a) the Collateral Debt Obligations from time to time presented to the Warehouse Collateral Administrator by the Issuer (or the Portfolio Manager on its behalf), (b) any proceeds of such Collateral Debt Obligations and (c) any financing amounts from time to time presented to the Warehouse Collateral Administrator by the Senior Commitment Party or the Junior Noteholder, and agrees to hold, release and transfer the same in accordance with the provisions of this Agreement and the Note Purchase Agreement.

2. The Warehouse Collateral Administrator shall, on or prior to the date of this Agreement, establish three segregated, non-interest bearing trust accounts in the name of “Arch Street CLO, Ltd., subject to the lien in favor of U.S. Bank National Association, as Trustee” for the benefit of the Secured Parties, which shall be designated as (a) an interest account with the account number 183715-201 (the “Interest Account”), (b) a principal account with the account number 183715-202 ( the “Principal Account”) and a custodial account with the account number 183715-700 (the “Custody Account,” and together with the

Interest Account and the Principal Account, the “Warehouse Accounts”). Any interest, premiums and fees accrued on and other income on the Collateral Debt Obligations shall be held in the Interest Account until applied in accordance with the Note Purchase Agreement. Any principal payments, sale proceeds or redemption amounts with respect to the Collateral Debt Obligations shall be held in the Principal Account until applied in accordance with the Note Purchase Agreement. Any financing amounts received from the Senior Commitment Party or the Junior Noteholder shall be credited to the Principal Account until applied in accordance with the Note Purchase Agreement. Any Collateral Debt Obligations purchased by the Issuer shall be held in the Custody Account. Any cash received with respect to the Collateral Debt Obligations shall be invested by the Warehouse Collateral Administrator in the Bank’s “US Bank EuroDollar Deposits” unless otherwise directed in writing jointly by the Portfolio Manager and the Senior Commitment Party. The Warehouse Collateral Administrator shall not be liable for losses on any investments made by it pursuant to and in compliance with such instructions. Wire instructions with respect to the Warehouse Collateral Administrator are listed in Section II of Exhibit A to the Note Purchase Agreement.

3. (a) The	Warehouse Collateral Administrator represents and warrants that:

(i) it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Warehouse Accounts and will maintain such accounts in the manner set forth herein and in the Note Purchase Agreement until the termination of this Agreement;

(ii) it qualifies as a “bank” within the meaning of Section 9-102(a)(8) of the Uniform Commercial Code, as in effect from time to time in the State of New York (the “UCC”);

(iii) it will maintain the Warehouse Accounts as “securities accounts” as defined in Section 8-501(a) of the UCC;

(iv) this Agreement is the legal, valid and binding obligation of the Warehouse Collateral Administrator, subject to (A) the effect of bankruptcy, insolvency or similar laws and (B) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity); and

(v) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(b)    The Warehouse Collateral Administrator agrees that:

(i) (A) except as expressly set forth in clause (B) below, the Warehouse Collateral Administrator will act on entitlement orders or other instructions with respect to the Warehouse Accounts originated by the Issuer (or the Portfolio Manager on its behalf) without further consent of the Trustee or any other person and will act on entitlement orders or other instructions with respect to such Warehouse Accounts originated by the Trustee without further consent of the Issuer or any other person; provided that, if any entitlement order or other instruction with respect to a Warehouse Account given by the Issuer (or the Portfolio Manager on its behalf) conflicts with an entitlement order or other instruction with respect to such Warehouse Account given by the Trustee, the entitlement order or other instruction given by the Trustee shall govern, (B) on and after a Liquidation Event or a Gross Loss Event, the Warehouse Collateral Administrator will act solely on entitlement orders or other instructions with respect to the Warehouse Accounts originated by the Trustee without the consent of the Issuer or any other person and will not act on any entitlement order or instruction from the Issuer or the Portfolio Manager, (C) the Warehouse Collateral Administrator will treat all property credited to any Warehouse Account (whether investment property, security, instrument or other financial asset or cash) as a “financial asset” for purposes of Article 8 of the UCC, and (D) the Warehouse Collateral Administrator has no notice of any adverse claim with respect to any “financial asset” credited to any Warehouse Account;

(ii) any security interest or right of set off in favor of the Warehouse Collateral Administrator with respect to any Warehouse Account will be subordinate to the Priority of Payments except that the Warehouse Collateral Administrator may set off (y) the face amount of any checks that have been credited to any Warehouse Account but are subsequently returned unpaid because of uncollected or insufficient funds and (z) reversals or cancellations of payment orders and other electronic fund transfers;

(iii) the Warehouse Collateral Administrator shall not change the name or account number of any Warehouse Account or any component account or sub-account thereof without the prior written consent of the Senior Noteholder;

(iv) all securities or other property underlying any financial assets credited to the Warehouse Accounts shall be registered in the name of the Warehouse Collateral Administrator, indorsed to the Warehouse Collateral Administrator or in blank or credited to another securities account maintained in the name of the Warehouse Collateral Administrator and in no case shall any financial asset credited to the Warehouse Accounts be registered in the name of the Issuer, payable to the order of the Issuer or specially indorsed to the Issuer except to the extent the foregoing have been specially indorsed to the Warehouse Collateral Administrator or in blank;

(v) the Warehouse Collateral Administrator shall promptly deliver copies of all statements, confirmations and other correspondence concerning the Warehouse Accounts and/or any financial assets credited thereto simultaneously to each of the Issuer and the Senior Noteholder at the address for each set forth in the Note Purchase Agreement; and

(vi) the Warehouse Collateral Administrator has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Warehouse Accounts and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders or any other instructions of such other person.

(c)    The parties hereto agree that “securities intermediary’s jurisdiction” for the purposes of Section 8 110 of the UCC shall be the State of New York. To the extent that any Warehouse Account (into which cash is credited as set forth herein) is re-characterized as a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC), New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC). The parties hereto further agree that with respect to any Warehouse Account the law applicable to all the issues in Article 2(1) of The Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the law of the State of New York.

4. The Warehouse Collateral Administrator shall hold the Warehouse Assets in safekeeping as custodian and shall release and transfer the Warehouse Assets only in accordance with the provisions of the Note Purchase Agreement and this Agreement. If the Closing Date of the CLO Transaction occurs, on the Closing Date Collateral Debt Obligations held in the Custody Account and any remaining proceeds to be retained by the Issuer after application of the Priority of Payments shall be released and transferred in accordance with the CLO Transaction closing flow of funds.

5. The Warehouse Collateral Administrator shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and the Note Purchase Agreement and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Warehouse Collateral Administrator shall have no duty to determine or inquire into the happening or occurrence of any event or contingency. The Warehouse Collateral Administrator shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Liquidation Event, Gross Loss Event or other related matter unless and until (and except to the extent) such matter is actually known by a Trust Officer or unless (and then only to the extent received) received in writing by the Warehouse Collateral Administrator at the notice address specified in the Note Purchase Agreement. The Warehouse Collateral Administrator may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder. The Warehouse Collateral Administrator shall not be liable for any action taken or omitted by it, except for gross negligence or willful misconduct, in good faith and reasonably believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with the advice of its counsel. Anything in this Agreement notwithstanding, in no event shall the Warehouse Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warehouse Collateral Administrator has been advised of such loss or damage and regardless of the form of action. Permissive rights and powers granted to the Warehouse Collateral Administrator shall not be construed to be mandatory duties to act. In performing its duties hereunder and under the Note Purchase Agreement, the Warehouse Collateral Administrator may request further instructions from the Issuer, Portfolio Manager or the Senior Commitment Party. It is the intention of the parties hereto that the Warehouse Collateral Administrator shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. The Issuer (or Portfolio Manager on its behalf) shall be responsible for assuring that agent banks, obligors and other third parties provide to the Warehouse Collateral Administrator all the necessary information that it may need to perform its duties under this Agreement. The Warehouse Collateral Administrator shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Senior Commitment Party, the Arranger, the Portfolio Manager or the Issuer. The Warehouse Collateral Administrator shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Note Purchase Agreement on the part of the Issuer or the Portfolio Manager and shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency, perfection, or value of any Collateral Debt Obligation. The Warehouse Collateral Administrator may execute any of the powers granted under this Agreement or the Note Purchase Agreement and perform any duty hereunder or thereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in good faith without gross negligence or willful misconduct. Notwithstanding the foregoing, the Warehouse Collateral Administrator cannot appoint a third party to act as custodian. The Warehouse Collateral Administrator shall have no obligation to determine the Market Value of any Warehouse Assets; provided, however, that it shall report the Market Value of any Warehouse Asset pursuant to Section 7(c).

6. If the Warehouse Collateral Administrator receives funds from the Senior Commitment Party or the Junior Noteholder to purchase Collateral Debt Obligations on behalf of the Issuer, the Warehouse Collateral Administrator shall remit those funds to the sellers of such Collateral Debt Obligations upon the written direction of the Portfolio Manager.

7. The Warehouse Collateral Administrator shall perform the following functions with respect to the Warehouse Assets and the Available Funds:

(a) enter information (as mutually agreed by the Warehouse Collateral Administrator, the Portfolio Manager and the Senior Commitment Party) regarding each acquired Collateral Debt Obligation into the Warehouse Collateral Administrator’s loan tracking system;

(b) make adjustments on a daily basis to the loan tracking system to account for principal and interest payments received on the Collateral Debt Obligations;

(c) every day, report the Market Value pursuant to the definition of such term in the Note Purchase Agreement and, if it cannot obtain a reported price of any Collateral Debt Obligation pursuant thereto, notify the Senior Commitment Party and the Portfolio Manager, in each case, not later than 5:00 p.m. New York City time;

(d) calculate the amounts payable pursuant to the Priority of Payments and distribute such amounts in accordance therewith;

(e) provide the Arranger, the Senior Commitment Party and the Portfolio Manager electronic access to all documents, information, notices, requests and any other correspondence received from the agent banks with respect to the Collateral Debt Obligations;

(f) prepare and deliver the Collateral Reports and any other information relating to the Collateral Debt Obligations as required by the Note Purchase Agreement;

(g) keep full and accurate books and records relating to the Collateral Debt Obligations and stamp or otherwise mark such books and records in such manner as the Arranger may reasonably require;

(h) act as Note Registrar in accordance with Section 2.1 of the Note Purchase Agreement; and

(i) take such other actions with respect to the Warehouse Assets as may be reasonably required by the Note Purchase Agreement as the Warehouse Collateral Administrator and the Senior Commitment Party shall reasonably agree.

8. The Warehouse Collateral Administrator may at any time resign hereunder by giving written notice of its resignation to the Issuer, the Senior Commitment Party and the Portfolio Manager at least thirty (30) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Warehouse Assets hereunder shall be delivered by it to such person as may be designated in writing by the Senior Commitment Party and consented to by the Portfolio Manager, whereupon all the Warehouse Collateral Administrator’s obligations hereunder shall cease and terminate. If no such person shall have been designated by such date and an instrument of acceptance by a successor Warehouse Collateral Administrator shall not have been delivered to the Warehouse Collateral Administrator, the Issuer, the Senior Commitment Party and the Portfolio Manager within thirty (30) days after giving such notice of resignation, the Warehouse Collateral Administrator may petition any court of competent jurisdiction for the appointment of a successor Warehouse Collateral Administrator. The Warehouse Collateral Administrator’s sole responsibility thereafter shall be to keep safely all Warehouse Assets then held by it and to deliver the same to a person designated in writing by the Senior Commitment Party or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

9. Subject always to the provisions of Section 17, the Issuer (the “indemnifying party”) agrees to indemnify, defend and hold the Bank, its officers, directors, employees and agents (each, an “indemnified party”) harmless from and against any and all losses, claims, damages, demands, expenses and costs, causes of action, judgments or liabilities that may be incurred by the Bank, its officers, directors, employees and agents arising directly or indirectly out of or in connection with the Bank’s acceptance or appointment as Warehouse Collateral Administrator hereunder and its other capacities under the Note Purchase Agreement, including the reasonable out-of-pocket legal costs and expenses as such expenses are incurred (including, without limitation, the expenses of any experts, counsel or agents) of investigating, preparing for or defending itself against any action, claim or liability in connection with its performance hereunder or under the Note Purchase Agreement. In no event, however, shall the Issuer be (i) obligated to indemnify the Bank and save the Bank harmless from any fees, expenses, charges and/or liabilities incurred by the Bank as a result of its own willful misconduct or gross negligence or (ii) be responsible for indirect, special, punitive or consequential damages.

Promptly after receipt by an indemnified party under this paragraph 9 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof. In case any such action shall be brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party who may, subject to the following sentence, be counsel to the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnified party shall have the right to participate in such action and to retain its own counsel, but the indemnifying party shall not be liable to such indemnified party hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof, unless (i) the indemnifying party has agreed in writing to pay such fees and expenses or (ii) the indemnifying party shall have failed to employ counsel reasonably satisfactory to the indemnified party in a timely manner or (iii) the indemnified party shall have been advised by counsel that representation of the indemnified party by counsel provided by the indemnifying party pursuant to the foregoing would be inappropriate due to an actual or potential conflicting interest between the indemnifying party and the indemnified party, including situations in which there are one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. No indemnified party may consent to the terms of any compromise or settlement of any action without the prior consent of the indemnifying party. If the indemnifying party does not notify the indemnified party in writing, within 45 days (or such shorter period within which a timely answer or response must be filed) after the receipt of notice of the commencement of any action, that the indemnifying party elects to undertake the defense thereof, then such indemnified party shall have the right to contest the claim or (with the prior written consent of the indemnifying party, which consent shall not be withheld unreasonably) settle or compromise the claim and the indemnifying party will pay the indemnified party in immediately available funds for all out-of-pocket expenses (including the reasonable fees and expenses of counsel and other experts and agents) and all other losses, claims, damages, demands, costs, judgments or liabilities actually paid by such indemnified party, all as aforesaid.

10. The Issuer warrants and represents to the Warehouse Collateral Administrator that the Warehouse Collateral Administrator has no duty to withhold any federal or state income tax, local or state property tax, local or state sales or use taxes, or any other tax by any taxing authority arising from its custody of the Warehouse Assets. The Issuer agrees to indemnify the Warehouse Collateral Administrator fully for any tax liability, penalties or interest incurred by the Warehouse Collateral Administrator arising hereunder and agrees to pay in full any such tax liability together with penalty and interest if any tax liability is ultimately assessed against the Warehouse Collateral Administrator for any reason as a result of its actions hereunder (except for the Warehouse Collateral Administrator’s individual income tax liability arising from the income from its fees).

11. The Issuer agrees to pay the Bank for the services rendered by it pursuant to the provisions of this Agreement and the Note Purchase Agreement as set forth in a separate fee letter between the Bank and the Issuer. The Issuer’s obligation to pay the Bank’s indemnities, fees and expenses shall survive the termination of this Agreement and the resignation or removal of the Warehouse Collateral Administrator.

12. The Warehouse Collateral Administrator shall have no liability for losses arising from any cause beyond its control; any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers; or interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services. However, the Warehouse Collateral Administrator shall take all reasonable actions to mitigate any losses due to the occurrence of any of the events in the preceding sentence and shall perform all duties and actions required of them to the extent possible and should the Warehouse Collateral Administrator fail to be able to perform as required, the Warehouse Collateral Administrator shall notify the Portfolio Manager as soon as practicable of such occurrence.

13.	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14. This Agreement shall remain in full force and effect until the earliest to occur of (a) the transfer of all of the Warehouse Assets in accordance with Paragraph 4 above, (b) a court of competent jurisdiction finally disposing of the rights and obligations of the parties pursuant to the provisions hereof; and (c) the Final Settlement Date. The parties hereto shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by each of the parties hereto.

15. This Agreement may be executed in two or more counterparts, each of which may be sent via facsimile or electronic mail and may be in pdf format, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16. Any corporation or association into which the Warehouse Collateral Administrator may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Warehouse Collateral Administrator shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Warehouse Collateral Administrator may be sold or otherwise transferred, shall be the successor Warehouse Collateral Administrator hereunder without any further act.

17. Notwithstanding any other provision of this Agreement, the parties hereto may not, prior to the date that is one year (or, if longer, the then applicable preference period) plus one day after termination of this Agreement or, in the event securities of the Issuer are issued pursuant to the CLO Transaction, the payment in full of all such securities institute against, or join any other individual or entity in instituting against the Issuer, any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws.

None of the directors, officers, incorporators, shareholders, partners, agents or employees of the Issuer shall be personally liable for any of the obligations of the Issuer under this Agreement. Notwithstanding anything to the contrary contained herein, the Issuer’s sole source of funds for payment of all amounts due hereunder from time to time and at any time shall be the Warehouse Collateral, and, following application of the proceeds of the Warehouse Collateral in accordance with the Priority of Payments, no recourse shall be had against the Issuer for any amounts still outstanding by the Issuer and all obligations of, and any claims against, the Issuer arising from this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive.

The provisions of this Paragraph 17 shall survive the termination of this Agreement and resignation of the Warehouse Collateral Administrator.

18. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE NOTE PURCHASE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 18 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT AND THE NOTE PURCHASE AGREEMENT.

19. The Warehouse Collateral Administrator agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods. If any party hereto elects to give the Warehouse Collateral Administrator email or facsimile instructions (or instructions by a similar electronic method) and the Warehouse Collateral Administrator in its discretion elects to act upon such instructions, the Warehouse Collateral Administrator’s reasonable understanding of such instructions shall be deemed controlling. The Warehouse Collateral Administrator shall not be liable for any losses, costs or expenses arising directly or indirectly from the Warehouse Collateral Administrator’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Warehouse Collateral Administrator, including without limitation the risk of the Warehouse Collateral Administrator acting on unauthorized instructions, and the risk of interruption and misuse by third parties. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Warehouse Collateral Administration Agreement to be executed as of the day and year first hereinabove written.

ARCH STREET CLO, LTD., as Issuer

By:	/s/ Karen Perkins
Name: Karen Perkins
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Senior Commitment Party

By:	/s/ Brad Larson
Name: Brad Larson
Title: Authorized Signatory

By:	/s/ Mak Pitke
Name: Mak Pitke
Title: Authorized Signatory

NEWSTAR CAPITAL LLC, as Portfolio Manager

By:	/s/ Scott D’Orsi
Name: Scott D’Orsi
Title: Portfolio Manager

U.S. BANK NATIONAL ASSOCIATION, as Warehouse Collateral Administrator and Trustee

By:	/s/ Ralph J. Creasia Jr.
Name: Ralph J. Creasia Jr.
Title: Senior Vice President